EXHIBIT 99.1

Capstone Turbine Announces Fourth Quarter and Fiscal Year 2013 Operating Results

Best Annual Performance in Company's History

Record Revenue of $127.6 Million for Fiscal 2013

Record Annual Gross Margin of 11% for Fiscal 2013

Record Backlog of $148.9 Million at End of Fiscal 2013

CHATSWORTH, Calif., June 13, 2013 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (Nasdaq:CPST), the world's leading clean technology manufacturer of microturbine energy systems, today announced its financial results for the fourth quarter and fiscal year ended March 31, 2013.

Fourth Quarter 2013 Highlights

  Record quarterly revenue of $35.4 million, up 18% year-over-year
  Product revenue of $29.1 million, up 17% year-over-year
  Gross margin of $5.0 million, or 14%, compared to $0.9 million, or 3%, in fourth quarter Fiscal 2012
  Second consecutive quarter of double-digit gross margin
  New product orders of $41.5 million resulting in book-to-bill ratio of 1.4:1
  Record product backlog of $148.9 million at March 31, 2013

Fiscal Year 2013 Highlights

  Record annual revenue of $127.6 million, up 17% from Fiscal 2012
  Product revenue of $102.7 million, up 14% from Fiscal 2012
  Gross margin of $14.4 million, or 11% of revenue, compared to $5.4 million, or 5% of revenue, for Fiscal 2012
  Operating loss decreased 31% year-over-year
  New product orders of $112.6 million resulting in book-to-bill ratio of 1.1:1
  Strong cash balance of $38.8 million at March 31, 2013
  Inventory turns were 5.4x at the end of Fiscal 2013 compared to 5.1x for Fiscal 2012

Management Commentary

"Our outstanding results for Fiscal 2013 showcase the progress we've made in transforming Capstone for long-term profitability," said Darren Jamison, Capstone's President and Chief Executive Officer. "This was the best year in Capstone's history – an extraordinary achievement for a team that has worked diligently to align all of our resources in operations, R&D, customer service, and sales and marketing, and position the company for long-term success. I'm also pleased to report that the fourth quarter of this year was the best year-end period in company history, with record revenue, an excellent book-to-bill ratio, substantially reduced operating loss, and a healthy cash balance.

"Over the past several years we have injected much greater predictability into our operations which has resulted in improved cost controls, increasing margin, reduced cash burn and heightened visibility," Jamison continued. "We have implemented lean manufacturing principles, bolstered our product development efficiency and enhanced our customer service resources. Additionally, our compounded annual revenue growth of 35% over the past 6 years reflects our targeted penetration of key markets that offer maximum potential. By focusing our resources in all the right areas, our foundation for continued success is in place. Capstone has entered Fiscal 2014 with brisk order momentum and expanding market drivers, and we are determined to deliver another banner year for growth and margin expansion."

Fourth Quarter 2013 Financial Summary

Revenue for the fourth quarter of Fiscal 2013 was $35.4 million, an increase of 6% from $33.3 million for the third quarter of Fiscal 2013, and an increase of 18% from $30.1 million for the fourth quarter of Fiscal 2012.

Capstone's backlog as of March 31, 2013 was $148.9 million, an increase of 9% from $136.5 million at December 31, 2012, and an increase of 7% from $139.0 million at March 31, 2012.

Gross margin for the fourth quarter of Fiscal 2013 was $5.0 million, or 14% of revenue,compared to $4.6 million, or 14% of revenue, for the third quarter of Fiscal 2013, and $0.9 million, or 3% of revenue, for the fourth quarter of Fiscal 2012.

Research and development expenses were $2.2 million for the fourth quarter of Fiscal 2013, compared to $2.2 million for the third quarter of Fiscal 2013 and $2.0 million for the fourth quarter of Fiscal 2012.

Selling, general and administrative expenses were $6.7 million for the fourth quarter of Fiscal 2013, compared to $6.8 million for the third quarter of Fiscal 2013 and $7.4 million for the fourth quarter of Fiscal 2012.

Capstone's net loss was $4.1 million, or $0.01 loss per share, for the fourth quarter of Fiscal 2013,compared to a net loss of $4.5 million, or $0.01 loss per share, for the third quarter of Fiscal 2013, and a net loss of $8.3 million, or $0.03 per share, for the fourth quarter of Fiscal 2012.  Capstone's loss from operations for the fourth quarter of Fiscal 2013 decreased to $3.9 million, compared to $4.4 million for the third quarter of Fiscal 2013 and $8.5 million for the fourth quarter of Fiscal 2012.

Fiscal Year 2013 Financial Summary

Revenue for the fiscal year ended March 31, 2013 was $127.6 million, an increase of 17% from $109.4 million for the prior fiscal year.

Fiscal 2013 gross margin was $14.4 million, or 11% of revenue, compared to Fiscal 2012 gross margin of $5.4 million, or 5% of revenue. The year-over-year increase in gross margin of $9.0 million was primarily related to a higher volume of C200 and C1000 Series product shipments, microturbine parts and service revenue, and lower direct material costs during Fiscal 2013, partially offset by increased warranty and royalty expenses.

Research and development expenses were $9.0 million for Fiscal 2013, compared to $8.2 million for Fiscal 2012. The increase in R&D expenses of $0.8 million resulted from increased supplies, salaries and consulting expense, offset by increased cost-sharing benefits.

Selling, general and administrative expenses were $27.4 million for Fiscal 2013, compared to $28.9 million for Fiscal 2012. The net decrease in SG&A expenses was comprised primarily of a decrease in bad debt expense and professional services, partially offset by increased salaries and related expenses, business travel expense and marketing expense.

Capstone's net loss was $22.6 million, or $0.07 loss per share, for Fiscal 2013, compared to a net loss of $18.8 million, or $0.07 loss per share, for Fiscal 2012. Capstone's loss from operations for Fiscal 2013 was $22.0 million, a 31% reduction from the Fiscal 2012 loss from operations of $31.7 million.

The adoption of Accounting Standards Codification 815 "Derivatives and Hedging" affects the Company's accounting for warrants with certain anti-dilution provisions.  The Company recorded a non-cash benefit of $0.7 million to change in fair value of warrant liability for Fiscal 2013.  Capstone's net loss for Fiscal 2013 before considering the non-cash warrant liability benefit would have been $23.3 million (calculated by subtracting the $0.7 million warrant liability benefit from the $22.6 million reported net loss), or $0.08 loss per share (calculated by subtracting a $0.01 gain per share attributable to the warrant liability benefit from the $0.07 loss per share reported).  The Company recorded a non-cash benefit of $14.0 million to change in fair value of warrant liability for Fiscal 2012. Capstone's net loss for Fiscal 2012 before considering the non-cash warrant liability benefit would have been $32.8 million (calculated by subtracting the $14.0 million warrant liability benefit from the $18.8 million reported net loss), or $0.12 loss per share (calculated by subtracting a $0.05 gain per share attributable to the warrant liability benefit from $0.07 loss per share reported).

Liquidity and Capital Resources

At March 31, 2013, cash and cash equivalents totaled $38.8 million, compared to $41.9 million at December 31, 2012 and $50.0 million at March 31, 2012.

During the quarter ended March 31, 2013, Capstone used $3.6 million of cash in operating activities and spent $0.3 million in capital expenditures. This compares to cash generated from operating activities of $4.5 million and $0.6 million in capital expenditures during the quarter ended March 31, 2012.

During the year ended March 31, 2013, Capstone used $17.1 million of cash in operating activities and spent $1.2 million in capital expenditures. This compares to cash used in operating activities of $21.4 million and $1.4 million in capital expenditures during the year ended March 31, 2012.

Conference Call and Webcast

The Company will host a conference call today, June 13, 2013, at 1:45 p.m. Pacific Time (4:45 p.m. Eastern). Access to the live broadcast and a replay of the webcast will be available for 30 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 6,500 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, Nottingham, Shanghai and Singapore.

"Capstone" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available here.

Forward-Looking Statements

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about progress towards profitability, growth in key markets and margin expansion. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's Form 10-K, Form 10-Q and other recent filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

 – Financial Tables Follow –

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	March 31,	March 31,
	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$38,817	$49,952
Accounts receivable, net of allowance for doubtful accounts of $2,142 at March 31, 2013 and $2,228 at March 31, 2012	17,941	18,576
Inventories	18,513	18,881
Prepaid expenses and other current assets	2,588	2,974
Total current assets	77,859	90,383
Property, plant and equipment, net	3,543	4,833
Non-current portion of inventories	3,252	1,313
Intangible assets, net	2,313	2,811
Other assets	371	452
Total	$87,338	$99,792
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$24,121	$23,061
Accrued salaries and wages	1,721	1,716
Accrued warranty reserve	2,299	1,494
Deferred revenue	3,089	2,995
Revolving credit facility	13,476	10,431
Current portion of notes payable and capital lease obligations	361	363
Warrant liability	10	791
Total current liabilities	45,077	40,851
Long-term portion of notes payable and capital lease obligations	233	70
Other long-term liabilities	142	254
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued
Common stock, $.001 par value; 515,000,000 shares authorized, 305,661,276 shares issued and 304,622,573 shares outstanding at March 31, 2013; 415,000,000 shares authorized, 300,315,313 shares issued and 299,317,493 shares outstanding at March 31, 2012	306	300
Additional paid-in capital	796,767	790,901
Accumulated deficit	(753,975)	(731,412)
Treasury stock, at cost; 1,038,703 shares at March 31, 2013 and 997,820 shares at March 31, 2012	(1,212)	(1,172)
Total stockholders' equity	41,886	58,617
Total	$87,338	$99,792

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Years Ended March 31,
	2013	2012	2011
Revenue	$127,557	$109,371	$81,890
Cost of goods sold	113,172	103,944	82,427
Gross margin (loss)	14,385	5,427	(537)
Operating expenses:
Research and development	8,979	8,237	6,986
Selling, general and administrative	27,364	28,927	26,203
Total operating expenses	36,343	37,164	33,189
Loss from operations	(21,958)	(31,737)	(33,726)
Other income	25	31	32
Interest income	—	2	4
Interest expense	(717)	(857)	(873)
Change in fair value of warrant liability	781	13,983	(3,667)
Loss before income taxes	(21,869)	(18,578)	(38,230)
Provision for income taxes	694	186	240
Net loss	$(22,563)	$(18,764)	$(38,470)
Net loss per common share—basic and diluted	$(0.07)	$(0.07)	$(0.16)
Weighted average shares used to calculate basic and diluted net loss per common share	302,168	266,945	245,941
CONTACT: Investor and Investment Media Inquiries:
         818-407-3628
         ir@capstoneturbine.com